SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

________________________

FORM 8 - K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 24, 2008

Data I/O Corporation

(Exact name of registrant as specified in its charter)

Washington

(State of other jurisdiction of incorporation)

0-10394	91-0864123
(Commission File Number)	(IRS Employer Identification No.)

6464 185th Ave. N.E., Redmond, WA	98052
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (425) 881-6444

Not Applicable

(Former name or former address, if changed since last report)

Item 2.02 Results of Operation and Financial Condition

A copy of a press release made on July 24, 2008 follows:

6464 185TH Ave. N.E., Suite 101

Redmond, WA 98052

Tel: (425) 881-6444

Fax:(425) 881-6856

For information please contact:

Joel Hatlen

Vice President and Chief Financial Officer

Data I/O Corporation

(425) 881-6444

DATA I/O ANNOUNCES SECOND QUARTER RESULTS

Redmond, Wash., July 24, 2008 – Data I/O Corporation (NASDAQ: DAIO), the leading provider of manual and automated device programming systems, today announced financial results for the second quarter of 2008.

Revenues for the second quarter of 2008 were $8.0 million compared with $5.8 million in the second quarter of 2007 an increase of 39%. Compared to the first quarter of 2008, revenues for the second quarter of 2008 were up 30%. In accordance with U.S. generally accepted accounting principles (GAAP), net income for the second quarter of 2008 was $1.2 million, or $0.13 per diluted share, compared with a net loss of ($1.1) million, or ($0.13) per share for the second quarter of 2007.

Orders were $8.8 million, the highest level in 8 years. We experienced strong sales in our automated systems, especially from the Pro-Line RoadRunner product line and in the wireless segment. Operating expenses for the second quarter of 2008 were $3.5 million, including accrued bonuses of $300,000, compared with $3.9 million and no bonus accruals, in the second quarter of 2007. Gross margin was up $1.7 million due primarily to higher sales volume, restructure savings and product mix offset in part by unfavorable factory variances.

“We are particularly delighted with the sales performance during the second quarter,” said Fred Hume, president and CEO. “This increased our backlog at the end of the second quarter to $2.5 million up from $1.5 million at the end of the first quarter, and positions us well going into the third quarter.”

“We are extremely pleased to have introduced and delivered to a major automotive customer the Pro-Line RoadRunner XLF, an all new version of our RoadRunner family of on-line just-in-time programming systems,” said Hume. This version is targeted at users of larger package size flash based microcontroller devices particularly in the automotive segment.

Conference Call Information

A conference call discussing the second quarter of 2008 financial results will follow this release today at 2:00 p.m. Pacific time/5:00 p.m. Eastern time. To listen to the conference call, please dial (612) 288-0340 passcode: DAIO. A taped replay will be made available approximately one hour after the conclusion of the call and will remain available for one week. To access the replay, please dial (320) 365-3844, access code: 953414. The conference call will also be simultaneously webcast over the Internet; visit the News and Events section of the Data I/O Corporation website at http://www.dataio.com to access the call from the site. This webcast will be recorded and available for replay on the Data I/O Corporation website approximately two hours after the conclusion of the conference call.

About Data I/O Corporation

With over 35 years of expertise in delivering intellectual property to programmable devices, Data I/O offers complete, integrated manufacturing solutions in wireless, automotive, programming center, semiconductor, and industrial control market segments for OEM, ODM, EMS and semiconductor companies. Data I/O provides hardware and software solutions for turn-key programming and device testing services, as well as in-system (on-board), in-line (right before use at the SMT line), or in-socket (off-line) programming. These solutions are scalable for small, medium and large volume applications with different device mixes. Data I/O Corporation has headquarters in Redmond, Wash., with sales and services worldwide. For further information, visit the company’s website at http://www.dataio.com.

Forward Looking Statement

Statements in this news release concerning future results from operations, financial position, economic conditions, product releases and any other statement that may be construed as a prediction of future performance or events are forward-looking statements which involve known and unknown risks, uncertainties and other factors which may cause actual results to differ materially from those expressed or implied by such statements. These factors include uncertainties as to levels of orders, ability to record revenues, market acceptance of new products, changes in economic conditions and market demand, pricing and other activities by competitors, and other risks including those described from time to time in the Company’s filings on Forms 10K and 10Q with the Securities and Exchange Commission (SEC), press releases and other communications.

– Summary Financial Data Attached –

DATA I/O CORPORATION
COMPARATIVE STATEMENTS OF EARNINGS
(in thousands except per share data)

	Second Quarter			Six Months Ended
			Percent			Percent
	6/30/2008	6/30/2007	Change	6/30/2008	6/30/2007	Change
Net sales	$8,023	$5,778	38.9%	$14,211	$11,806	20.4%
Gross margin	4,558	2,838	60.6%	8,320	6,158	35.1%
Gross margin as percent of sales	56.8%	49.1%	7.7%	58.5%	52.2%	6.4%
Operating expenses:
Research & development	1,166	1,286	-9.3%	2,265	2,657	-14.8%
Selling, general and administrative	2,287	2,027	12.8%	4,315	4,565	-5.5%
Provision for business restructure	(2)	632		7	832
Operating income (loss)	1,107	(1,107)		1,733	(1,896)
Non-operating income (expense)	115	31		2,163	41
Income(loss) from operations before taxes	1,222	(1,076)		3,896	(1,855)
Income tax expense (benefit)	19	3		52	9

Net income (loss)	$1,203	($1,079)		$3,844	($1,864)

Total diluted earnings (loss) per share	$0.13	($0.13)		$0.42	($0.22)

Diluted weighted average shares outstanding	9,091	8,562		9,062	8,527

CONDENSED BALANCE SHEET
(in thousands)

	6/30/2008	12/31/2007

Cash and cash equivalents	$10,764	$7,637
Accounts receivable, net	6,938	5,299
Inventories	5,061	4,980
Other current assets	255	323
Land, building and equipment	2,240	2,257
Other long-term assets	122	124
Total assets	$25,380	$20,620

Current liabilities	$5,665	$5,177
Long term debt	302	357
Shareholders’ equity	19,413	15,086
Total liabilities and shareholders’ equity	$25,380	$20,620

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Data I/O Corporation

July 28, 2008	By /s/Frederick R. Hume
Frederick R. Hume
President
Chief Executive Officer

July 28, 2008	By /s/ Joel S. Hatlen
Joel S. Hatlen
Vice President - Finance
Chief Financial Officer
Secretary and Treasurer